Lease Contract

For Workshop, Land and Affiliated Equipment

Series No.:2004-5-1

Party A: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.

Legal Representative: Song Yongxing

Party B: Xi’an Zhongxi Zhengliu Dianlu Transformer Factory

Legal Representative: Mu Rongxu

Party A and Party B agreed through friendly negotiation based on “The Contract Law of People’s Republic of China” regarding lease Party B’s workshop, land and affiliated equipment, and made this agreement as follows:

Article 1

Lease Items: Party A will lease Party B’s all property which is located northern part factory, mid road of Daqing West Road, Xi’an (detailed information please refer to article 11). The factory occupies 8.64 mu, it’s close to Lianhu District Bianliu Engineer Equipment Factory in South, and close to Shaanxi Provincial Petroleum Company in West, it will be used for produce transformer and other mechanical and electrical product.

Article 2

Period of Contract: from the effective date of this contract to Nov. 17, 2028.

Article 3

Party B will hand over the drawing of design and related procedure to Party A within 30 days after the effective of this agreement, Party A will keep the drawings during the effective of this agreement. Party A should return them to Party B after expiration of the agreement.

Article 4

Term of Payment and Date

Party A should pay RMB30,000 to Party B as retainer fee after signed this agreement, Party B should guarantee:

(1)	Ensure the power supply (250KVA) is running in normal within 20 days in the factory.

(2)
Party A will hand over the drawing of location for water supply to Party B within 3 days. Party B ensure they should install the equipment of water supply based on Party A ‘s requirement, and guarantee the water supply is in normal within 15 days.

(3)
Party B ensure they should complete the installment and trial test for the crane of 50 tons within 20 days, and ensure it can be operated in normal. At the same time, Party B need complete the related procedure of the crane and hand over to Party A, Party B will be in charge of all the expenses.

(4)	Party B should complete the construction for the gate of factory within 30 days based on Party A’s requirement.

(5)	Party B should guarantee the power supply in order to ensure Party A’s rebuild for the workshop.

Party A ‘s rebuild for the workshop they leased is from the signing date of this agreement to Dec. 31,2004, Party B shall not collect the lease fees during the rebuild period. Party A should pay RMB100,000 per year to Party B for lease fee, the payment period is within the fifth month of a year, and after that the payment period is same as the above period.

Article 5

Party A will rebuild the existing workshop and affiliated equipment after effective of this agreement, Party A is entitled the right of use for rebuilt workshop and affiliated equipment.

Article 6

Party A should maintenance well for all leased property during effective of this agreement.

Article 7

If the integrated planning for city is encountered and need to move the workshop during the effective of this agreement, both parties should follow the decision without preconditions; at the same time, if the compensation for moving is encountered, both parties make the following agreement.

(1)	The compensation for requisition of land: Party A will be accounted for 70%, Party B will be accounted for 30%.

(2)	The compensation for construction equipment:

a. Party A has renovated for the workshop which is constructed by Party B and affiliated equipment, Party A will be accounted for 50%, Party B will be accounted for 50%;

b. Party A will obtain all the compensation for the newly constructed equipment.

Article 8

Party B shall not transfer the land of this workshop and affiliated equipment without Party A’s permission during effective of this agreement, and at the same time, any kind of guarantee is not permitted regarding the land of this workshop and affiliated equipment.

Any Party’s personnel change cannot effect the performance of this contract during effective of this agreement.

Article 9

Expiration of Lease

1.	This agreement can be renewed for 10 years after agreed by both parties.

2.	If both parties agree to terminate lease, so,

a. Both parties can entrust the property assessment organization to assess the building construction, Party A will be accounted for 70% of all property, Party B will be accounted for 30% of all property, Party B shall purchase the portion that belongs to Party A.

b. Or Party A can sell the construction building at auction, Party A will be accounted for 70% of all auction payment, Party B will be accounted for 30% of all auction payment.

c. Party A is entitled to own other property and deal with it.

Article 10

Responsibility for Breaking this Agreement
Both Parties should obey the terms of agreement strictly after signing this contract.

1.If Party A break the agreement, they should pay the fine to Party B 10% of the lease fee. If Party A failed to pay the lease fee exceeded half of months, Party B is entitled to take back the workshop and affiliated equipment and terminate the agreement after negotiation by both parties.

2. If Party B break the agreement, they should pay the fine to Party A 10% of the lease fee. And also Party B should pay the losses of Party A for construction.

Article 11

Detailed Information for Workshop and Affiliated Equipment

1.	Workshop 60*24=1440 square meter

2.	Office building (4.8*3) 14 rooms for Ist floor, 15 rooms for 2nd floor

3.	Dining hall and shelter for vehicle 4.5*16.7 meter

4.	Crane for 50 tons

5.	Gate of factory and power supply

Article 12

Any disputes, controversies or differences which may arise between two Parties shall be settled through negotiation. If failed to make a consent, the two Parties are entitled to sue for people’s court which have jurisdiction right.

Article 13

If any supplementary agreement is need, both parties can make the supplementary agreement. It has the same effect as the origin agreement.

Article 14

The agreement have 2 original, and it will be effective after signed and sealed by the two parties.

Party A: Xi’an Amorphous Alloy Zhongxi Transformer Co., Ltd.(seal)

Entrust Person:

Party B: Xi’an Zhongxi Zhengliu Dianlu Transformer Factory (seal)

Entrust Person:

Sep.10, 2004